EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Curis Reports Third Quarter 2005 Results

CAMBRIDGE, MA, November 14, 2005—Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the three and nine-month periods ended September 30, 2005.

For the third quarter of 2005, we reported a net loss of $3,631,000 or ($0.08) per share as compared to a net loss of $3,906,000 or ($0.09) per share for the prior year period.

Net revenues for the third quarter of 2005 were $1,815,000 as compared to $1,486,000 for the same period of 2004, an increase of $329,000, or 22%. The increase in net revenues was primarily due to an increase in our gross revenues, offset by contra-revenues recorded under our basal cell carcinoma co-development arrangement with Genentech (NYSE: DNA). In addition, as further described below, we recorded an adjustment of $460,000 to reduce revenues recorded under our Genentech Hedgehog antagonist and Wyeth Hedgehog agonist collaborations, respectively. Revenues are summarized by type and collaborator in the following table:

	Three Months Ended September 30,
	2005	2004
Gross revenues:
Genentech	$1,773,000	$611,000
Wyeth	585,000	736,000
Procter & Gamble	10,000	—
Spinal Muscular Atrophy Foundation	205,000	139,000
Other	62,000	—

Subtotal	2,635,000	1,486,000
Contra-revenue:
Genentech co-development contra-revenue	(820,000)	—

Net revenues	$1,815,000	$1,486,000

Gross revenues generated under our ongoing collaborations with Genentech and Wyeth (NYSE: WYE) and our grant from the Spinal Muscular Atrophy Foundation were $2,563,000 for the third quarter of 2005 as compared to $1,486,000 for the same period in the prior year, an increase of $1,077,000, or 72%. We also recorded $820,000 in contra-revenues for the third quarter of 2005 related to our equal share of development costs for our basal cell carcinoma product candidate under development with Genentech.

In the quarter ended September 30, 2005, we recorded an adjustment to correct an error in recording the fair value of shares issued in connection with our collaborations with Genentech and Wyeth. The shares issued in the transactions were valued using contractually-agreed upon trailing averages of closing prices. We have determined that we should have valued the shares using the quoted market price on the dates of issuance. As a result of the error, additional paid-in capital was understated and deferred revenues were overstated. The effect of these adjustments was to increase additional paid-in capital by $1,629,000, decrease deferred revenue by $1,169,000 and to reverse $460,000 of license fee revenue to correct for the cumulative overstatement of revenues under these collaborations in the periods from June 2003 through June 30, 2005.

Operating expenses for the third quarter of 2005 were $5,672,000 as compared to $5,445,000 for the third quarter of 2004, an increase of $227,000, or 4%. The primary changes in our research and development and general and administrative expenses were as follows:

Research and development: Research and development expenses were $3,821,000 for the third quarter of 2005 as compared to $3,289,000 for the same period in the prior year, an increase of $532,000, or 16%. This increase was primarily attributable to an increase in spending related to our Spinal Muscular Atrophy, or SMA, program. A majority of our SMA program costs are funded under a grant from the SMA Foundation.

General and administrative: General and administrative expenses were $1,833,000 for the third quarter of 2005 as compared to $2,138,000 for the same period in the prior year, a decrease of $305,000, or 14%. This decrease was primarily due to decreases in legal, consulting and professional service expenses.

For the nine-month period ended September 30, 2005, we reported a net loss of $13,419,000 or ($0.28) per share as compared to a net loss of $12,245,000 or ($0.30) per share for the same period in the prior year.

Net revenues for the nine-months ended September 30, 2005 were $2,803,000 as compared to $3,462,000 for the same period of 2004, a decrease of $659,000, or 19%. Revenues are summarized by type and collaborator in the following table:

	Nine Months Ended September 30,
	2005	2004
Gross revenues:
Genentech	$4,835,000	$1,556,000
Wyeth	2,169,000	1,717,000
Procter & Gamble	10,000	—
Spinal Muscular Atrophy Foundation	1,425,000	139,000
Other	62,000	50,000

Subtotal	8,501,000	3,462,000
Contra-revenue:
Genentech co-development contra-revenue	(5,698,000)	—

Net revenues	$2,803,000	$3,462,000

Gross revenues generated under our ongoing collaborations with Genentech and Wyeth and our grant from the SMA Foundation were $8,429,000 for the nine months ended September 30, 2005 as compared to $3,412,000 for the same period in the prior year, an increase of $5,017,000, or 147%. We recorded $5,698,000 in contra-revenues for the nine months ended September 30, 2005 related to our equal share of development costs for our basal cell carcinoma product candidate under development with Genentech.

Operating expenses were $16,845,000 and $15,966,000 for the nine-month periods ended September 30, 2005 and 2004, respectively. The significant changes in our research and development and general and administrative expenses were as follows:

Research and development: Research and development expenses were $10,648,000 for the nine months ended September 30, 2005 as compared to $9,449,000 for the same period in the prior year, an increase of $1,199,000, or 13%. This increase was primarily attributable to a $1,907,000 increase in spending related to our SMA program, partially offset by a $676,000 decrease in stock-based compensation expense.

General and administrative: General and administrative expenses were $6,141,000 for the nine months ended September 30, 2005 as compared to $6,461,000 for the same period in the prior year, a decrease of $320,000, or 5%. This decrease was primarily due to decreases in legal, consulting and professional service expenses, offset by increases in personnel costs and a $500,000 charge recorded during the second quarter of 2005 related to the estimated loss of subtenant income.

As of September 30, 2005, cash, cash equivalents and marketable securities, were $42,898,000. As of September 30, 2005, there were 48,285,788 shares of common stock outstanding.

Contra-Revenue Accounting

As required under accounting rules outlined in Emerging Issues Task Force No. 01-9, we recorded contra-revenue for amounts that we paid to Genentech during the three- and nine-month periods ending September 30, 2005 and for amounts that we owed to Genentech as of September 30, 2005 that will be paid subsequent to the end of the quarter for the reimbursement of our equal share of costs incurred by Genentech in connection with the co-development of our basal cell carcinoma product candidate. These contra-revenues offset gross revenues recorded under our collaborations and research grant. Amounts paid by us to Genentech under the co-development arrangement will be recorded first as contra-revenue to the extent of both cumulative revenue recognized to date and probable future revenues, which includes any unamortized deferred revenue balances under both of our collaborations with Genentech, and then as expense.

2005 Guidance

We reiterate our 2005 financial guidance provided as part of our second quarter earnings release except that, as a result of a $1,500,000 payment received on a note receivable from a former collaborator in October 2005 and from lower than expected co-development costs under our basal cell carcinoma co-development arrangement with Genentech, we have updated our year-end cash guidance. Assuming that we receive all contractually defined cash payments from Genentech, Wyeth and the SMA Foundation, we now expect to end 2005 with cash, cash equivalents and marketable securities of between $38,000,000 and $41,000,000. We had previously estimated that we would end the year with between $36,000,000 and $39,000,000.

Recent Developments

•	In October 2005, we announced that Genentech had selected a lead clinical candidate, a small molecule antagonist, under our solid tumor program.

•	In October 2005, Genentech exercised its option to extend funding to support Curis personnel performing research services to continue development of therapeutics to treat solid tumor cancers under its June 2003 agreement as amended, extending the research term by six months through June 11, 2006 (the research term previously ended on December 11, 2005). As a result of the extension, Genentech will provide to the Company an additional $1,250,000 of funding for research services performed from December 12, 2005 through June 11, 2006, payable in June 2006.

•	In October 2005, we announced the publication of data in Nature Medicine demonstrating that stimulating the Hedgehog signaling pathway was therapeutically efficacious in preclinical models of both acute and chronic ischemic heart disease. Myocardial ischemia, the interruption of blood flow and oxygen to heart muscle, is the leading cause of heart attacks. In the U.S., approximately 1.1 million individuals experience new or recurrent myocardial infarctions each year and, of these, about 40% eventually develop congestive heart failure, a form of chronic heart disease.

Third Quarter 2005 Highlights

•	In September, we entered into an exclusive worldwide research and development agreement with Procter & Gamble Pharmaceuticals, a division of The Procter & Gamble Company, to evaluate and develop potential treatments for hair growth regulation utilizing Curis’ Hedgehog agonist technology. Future efforts may be expanded to address other skin disorders.

•	Also in September, we announced the publication of data reporting on the therapeutic efficacy of one of Curis’ proprietary Hedgehog pathway activators in an adult animal model of hair growth. The results of the study show that a topically applied small molecule agonist of the Hedgehog signaling pathway can stimulate the transition of hair follicles from the resting to the growth stage of the hair cycle. These results were published in the Journal of Investigational Dermatology and expanded on those that were presented at the February 2005 Annual Meeting of the American Academy of Dermatology.

•	During the third quarter of 2005, we were issued four U.S. patents including the following:

-	On July 26, 2005, we were issued U.S. patent 6,921,646, entitled “Patched Genes and Uses Related Thereto.” The claims of this patent recite a method of screening for compounds that bind to a patched protein. In February 1996, Curis (Ontogeny Incorporated) exclusively licensed this IP from Stanford University.

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On August 30, 2005, we were issued U.S. patent 6,936,582, entitled “Synergistic Effects of OP/BMP Morphogens and GDNF/NGF Neurotrophic Factors.” The claims of this patent recite a method for promoting growth of mammalian peripheral neural cells in vitro, wherein said cells express an OP/BMP-activated serine/threonine kinase receptor and a GDNF- or NGF-activated tyrosine receptor. In November 2002, Curis exclusively licensed this patent and other related patents and patent applications associated with BMP to Ortho Biotech, a subsidiary of Johnson & Johnson.

-	On September 20, 2005, we were issued U.S. patent 6,946,257, entitled “Patched Genes and Uses Related Thereto.” The claims of this patent recite methods for identifying agents that decrease hedgehog signal transduction for ameliorating an effect of loss of function of a patched gene in a mammalian cell. In February 1996, Curis (Ontogeny Incorporated) exclusively licensed this IP from Stanford University.

-	On September 27, 2005, we were issued U.S. patent 6,949,505, entitled “Morphogen-Induced Dendritic Growth.” The claims of this patent recite a method for the use of a particular OP/BMP morphogen to promote dendrite outgrowth by a neuron. In November 2002, Curis exclusively licensed this patent and other related patents and patent applications to Ortho Biotech, a subsidiary of Johnson & Johnson.

Daniel Passeri, Curis’ President and Chief Executive Officer, stated, “This past quarter we continued to implement our business strategy of collaborating with major pharmaceutical and biotechnology companies and structuring those relationships to include the potential for co-development, so that Curis can grow as a company and benefit from the clinical trial expertise of our collaborators. As part of our agreement with Procter & Gamble for hair growth, we have the option to co-develop the product from IND filing through Phase II clinical trials.” Mr. Passeri continued, “We were very pleased that Genentech has selected a lead candidate, a small molecule antagonist of the Hedgehog pathway, in our solid tumor cancer program. In addition, we believe that Genentech’s election to extend funding of our scientists serves as further validation of the contribution that our scientists are providing to this program.”

We will hold a conference call today, November 14, 2005, at 10:00 A.M. EST, to discuss our financial results, the progress of our therapeutic product development programs, and additional corporate activities. Daniel Passeri will host the call.

To access the live conference call, please call (866) 800-8649 from the United States or Canada or (617) 614-2703 from other locations, shortly before 10:00 A.M. The conference ID number is 69069207. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EST, Monday, November 28, 2005. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference the conference ID number 92603021.

CURIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Research and development contracts	$2,626,072	$1,100,881	$7,358,750	$2,289,033
License fees	8,561	385,345	892,295	1,123,067
Substantive milestones	—	—	250,000	50,000

Gross revenues	2,634,633	1,486,226	8,501,045	3,462,100
Contra-revenues from co-development with Genentech	(819,491)	—	(5,697,993)	—

Net revenues	1,815,142	1,486,226	2,803,052	3,462,100

Operating expenses:
Research and development	3,820,650	3,288,472	10,647,659	9,448,534
General and administrative	1,832,802	2,138,070	6,141,013	6,460,769
Amortization of intangible assets	18,768	18,768	56,304	56,304

Total operating expenses	5,672,220	5,445,310	16,844,976	15,965,607

Net loss from operations	(3,857,078)	(3,959,084)	(14,041,924)	(12,503,507)

Other income, net	226,365	53,384	623,308	258,622

Net loss	$(3,630,713)	$(3,905,700)	$(13,418,616)	$(12,244,885)

Basic and diluted net loss per common share	$(0.08)	$(0.09)	$(0.28)	$(0.30)

Basic and diluted weighted average common shares outstanding	48,178,626	41,620,123	47,998,663	41,398,656

CURIS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (unaudited)	December 31, 2004
ASSETS
Cash, cash equivalents, marketable securities and long-term investments	$42,898,327	$52,120,643
Long-term investments – restricted	195,998	193,166
Accounts receivable	2,026,140	1,226,460
Property and equipment, net	5,015,497	3,416,620
Intangible assets, net	9,027,818	9,084,122
Other assets	1,544,486	1,593,802

Total assets	$60,708,266	$67,634,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,592,658	$2,721,906
Debt obligations	2,822,180	1,141,294
Convertible debt	2,556,962	5,710,007
Deferred revenue	9,443,137	8,881,253
Other long-term liabilities	763,800	271,058

Total liabilities	19,178,737	18,725,518
Total stockholders’ equity	41,529,529	48,909,295

Total liabilities and stockholders’ equity	$60,708,266	$67,634,813

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (under two collaborations with Genentech, one of which includes a co-development arrangement for a basal cell carcinoma product candidate that is currently in Phase I clinical trials), neurological disorders (under collaboration with Wyeth), hair growth (under collaboration with Procter & Gamble), kidney disease and other disorders (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), and cardiovascular disease. Curis also possesses robust small molecule drug screening technologies and preclinical scientific expertise that Curis believes it can use to create a sustainable drug candidate pipeline including, for example, its efforts in Spinal Muscular Atrophy (under sponsored research agreement with the Spinal Muscular Atrophy Foundation). For more information, please visit the Curis web site at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ financial results and expected year-end cash position, the potential effectiveness of its technologies under development and the Company’s belief that it can grow as a company through its co-development arrangements and the clinical expertise of it collaborators. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ and licensees’ product development programs; delays in enrolling patients for its basal cell carcinoma clinical trial, difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by Curis and its collaborators and licensees; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its business plan; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth and Ortho Biotech Products; the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Megan E. Burling

Director, Corporate Communications

(617) 503-6658